EXHIBIT 21.00


LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2000

1) Processing Source International, Inc., a California Corporation

Name under which subsidiary does business:
Processing Source International, Inc.


2) Blacksun Graphics, Inc.,
a California Corporation

Name under which subsidiary does business:
Blacksun Graphics, Inc